Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 2 TO

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 2 TO SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 20, 2017 (this “Agreement”; capitalized terms used herein without definition having the meanings provided in Article I below), is entered into among MATTEL, INC., a Delaware corporation (the “Company”), each Lender party hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

The Company, the Lenders and the Administrative Agent are parties to that certain Seventh Amended and Restated Credit Agreement dated as of June 8, 2015, among the Company, the Lenders party thereto and the Administrative Agent (as amended by Amendment No. 1 to Seventh Amended and Restated Credit Agreement dated as of June 15, 2017, the “Credit Agreement”).

The Company has advised the Administrative Agent and the Lenders that it desires to amend certain provisions of the Credit Agreement as set forth below, and the Administrative Agent and the Lenders signatory hereto (the “Consenting Lenders”) are willing to effect such amendments on the terms and conditions contained in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party to this Agreement agrees, as follows:

ARTICLE I

DEFINITIONS

1.01    Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the Preamble.

“Agreement” is defined in the Preamble.

“Agreement Effective Date” means the date on which the conditions precedent to the effectiveness of this Agreement as specified in Article III herein have been satisfied.

“Amended Credit Agreement” means the Credit Agreement, as amended by this Agreement, as the same may hereafter be further amended, amended and restated, supplemented or otherwise modified.

“Company” is defined in the Preamble.

“Consenting Lenders” is defined in the Preliminary Statements.

“Lender” means each lender from time to time party to the Credit Agreement.

1.02    Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Amended Credit Agreement.

1.03    Other Interpretive Provisions. The rules of construction in Sections 1.03 through 1.07 of the Amended Credit Agreement shall be equally applicable to this Agreement.

ARTICLE II

AMENDMENTS

2.01        Amendments to Credit Agreement. Effective as of the Agreement Effective Date, the Credit Agreement is hereby amended as follows:

(a)      Section 1.02 of the Credit Agreement. Section 1.02 of the Credit Agreement is hereby amended by adding the following new definitions in proper alphabetical order:

  ““Amendment No. 2 Effective Date” means September 20, 2017.

  “CFC” means a “controlled foreign corporation” as defined under Section 957 of the Code.

  “Code” means the Internal Revenue Code of 1986, as amended.

  “Collateral” means each type of property described below, whether now owned or hereafter acquired by any Loan Party, wherever located, and whether now or hereafter existing or arising:

  (a)     each of the following (collectively, the “Security Collateral”):

(i) all Equity Interests, other than Excluded Equity, from time to time acquired, owned or held by such Loan Party in any manner, including, without limitation, the Equity Interests of the Subsidiaries of the Company, and the certificates, if any, representing such shares or units or other Equity Interests (collectively, the “Pledged Equity”), and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; and

(ii) all rights and privileges of such Loan Party with respect to the securities and other property referred to in clause (i) above; and

  (b)     all proceeds of any of the foregoing;

provided that notwithstanding anything to the contrary in this Agreement, the aggregate principal amount of Indebtedness under this Agreement that is secured by the Collateral shall not exceed 10% of the Company’s Consolidated Net Tangible Assets as shown on the most recent audited consolidated balance sheet of the Company and its Subsidiaries as described in and pursuant to the terms of that certain Indenture, dated as of September 23, 2010, between the Company and Union Bank, N.A. as trustee.

“Collateral Documents” means, collectively, the Security Agreement, each of the collateral assignments, security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Covenant Modification Period” means the period commencing on the Amendment No. 2 Effective Date and terminating on the Covenant Modification Period Termination Date. For the avoidance of doubt, only one Covenant Modification Period may occur during the term of this Agreement, and no Covenant Modification Period may be in effect after the first date on which the Covenant Modification Period Termination Date occurs.

“Covenant Modification Period Termination Date” means the date, which may be no earlier than the date of delivery of the Compliance Certificate for the fiscal quarter of the Company ending December 31, 2017, on which the Company has made a written request to the Administrative Agent for the termination of the Covenant Modification Period, and has attached thereto a certification (including reasonably detailed calculations with respect thereto) demonstrating that the ratio of (a) Consolidated Funded Indebtedness as of the last day of the most recent fiscal quarter ending on or prior to such day for which the financial statements and certificates required by Section 6.01 have been delivered to (b) Consolidated EBITDA for the four consecutive fiscal quarters ending on such date is not greater than 3.75 to 1.00; provided that no Default or Event of Default shall have occurred and be continuing at such time or would occur immediately after giving effect thereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of

(or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excluded Equity” means Equity Interests of any Excluded Subsidiary (other than 66% of the voting Equity Interests and 100% of the non-voting Equity Interests of any Excluded Subsidiary owned directly by a Loan Party) and any assets of any Excluded Subsidiary (including any Equity Interests in a direct or indirect subsidiary of an Excluded Subsidiary) only to the extent that the same has not been pledged to or for the benefit of any creditor of the Company or a Subsidiary of the Company other than an Excluded Subsidiary or as security for any other obligations of the Company or any Subsidiary of the Company other than an Excluded Subsidiary.

“Excluded Subsidiary” means any Subsidiary that is a FSHCO, a CFC, or a direct or indirect subsidiary of a FSHCO or a CFC.

“Existing Indenture” means that certain Indenture dated as of September 23, 2010, between the Company and Union Bank, N.A., a national banking association, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of any political subdivision of the United States of America.

“FSHCO” means any domestic or foreign entity that owns (directly or indirectly) no material assets other than equity interests (or equity and debt interests) of one or more CFCs.

“Guarantee and Lien Trigger Event” means if the Debt Rating is (i) BB or lower from S&P and Ba2 or lower from Moody’s, or (ii) BB- or lower from S&P or Ba3 or lower from Moody’s.

“Material Credit Facilities” means (i) credit facilities with banks, other financial institutions or institutional lenders providing for revolving credit loans or term loans, (ii) note purchase agreements and indentures providing for the issuance of debt securities or (iii) agreements that refinance any debt incurred under any arrangement or agreement described in clause (i) or (ii) or this clause (iii), including in each case any successor or replacement arrangement, arrangements, agreement or agreements; provided that “Material Credit Facilities” shall not include (a) any such arrangement or agreement described in clauses (i), (ii) or (iii) above in an aggregate principal amount less than or equal to

$100,000,000 or (b) any trade payables and other current liabilities arising in the ordinary course of business.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 6.14.

“wholly-owned Subsidiary” shall mean a Subsidiary that is, directly or indirectly, wholly-owned by the Company and its Subsidiaries, in each case other than for minority shares issued in order to satisfy local requirements related to equity ownership.”

(b)       Section 1.02 of the Credit Agreement. Section 1.02 of the Credit Agreement is hereby amended by deleting the definition of “Consolidated EBITDA” in its entirety and substituting in lieu thereof the following:

““Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to (i) Consolidated Net Income for such period before (A) special items, (B) minority interest and (C) gains on reacquisition of debt, in each case for such period, plus (ii) income taxes accrued for such period, plus (iii) interest accrued for such period, excluding capitalized interest and without regard to interest income, plus (iv) depreciation and amortization for such period, plus (v) non-cash share based compensation expense and other non-cash charges for such period, plus (vi) other extraordinary, unusual, non-recurring or one-time cash expenses, losses and charges, including restructuring, merger and integration charges, for such period not to exceed an aggregate amount equal to $275,000,000 from January 1, 2017 through the end of the term of this Agreement.”

(c)       Section 1.02 of the Credit Agreement. Section 1.02 of the Credit Agreement is hereby amended by deleting the definition of “Loan Documents” in its entirety and substituting in lieu thereof the following:

““Loan Documents” means this Agreement, each Note, the Guaranty (including each Guaranty Joinder Agreement), each Guarantor Subordination

Agreement, each Fee Letter and, during the Covenant Modification Period, the Collateral Documents.”

(d)       Schedule 5.03 to the Credit Agreement. Schedule 5.03 to the Credit Agreement is hereby amended by deleting Schedule 5.03 in its entirety and substituting in lieu thereof the new Schedule 5.03 attached hereto as Exhibit A.

(e)       Section 6.12 of the Credit Agreement. Section 6.12 of the Credit Agreement is hereby amended by deleting Section 6.12 in its entirety and substituting in lieu thereof the following:

“6.12 Additional Guarantors.

(a)      (i) The Company may from time to time, with the reasonable approval of the Administrative Agent, designate a Domestic Subsidiary (other than an Excluded Subsidiary) that is a Material Subsidiary as a Guarantor, and within 30 days of such approval by the Administrative Agent, cause such Person to become a Guarantor; and (ii) notwithstanding the foregoing in clause (a)(i) above, (A) within 45 days (or such longer period of time acceptable to the Administrative Agent in its sole discretion) immediately following the date of the occurrence of a Guarantee and Lien Trigger Event, the Company shall cause each Domestic Subsidiary (other than an Excluded Subsidiary) that is a Material Subsidiary to become a Guarantor; and (B) if any Domestic Subsidiary (other than an Excluded Subsidiary) that is not a Guarantor at such time guarantees any Material Credit Facility, the Company shall cause such Domestic Subsidiary to become a Guarantor within 45 days (or such longer period of time acceptable to the Administrative Agent in its sole discretion) after the date such Domestic Subsidiary guarantees such Material Credit Facility.

(b)      Any Subsidiary which is required to become a Guarantor under clause (a) above shall (i) execute and deliver to the Administrative Agent a Guaranty Joinder Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purposes and (ii) deliver to the Administrative Agent (x) documents of the types referred to in clauses (iv), (v), (vi) and (vii) of Section 4.01(a) and, if applicable, Section 6.10, (y) favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect, and enforceability of the documentation referred to in clause (i) above), all in form, content and scope reasonably satisfactory to the Administrative Agent and (z) such other assurances, certificates, documents or consents as the Administrative Agent may reasonably require, including without limitation, such other documentation as may be reasonably required by the Lenders pursuant to Section 10.18.

(c)      (i) Notwithstanding any other provision of this Agreement or any other Loan Document, if any Subsidiary that is a Guarantor becomes an Excluded Subsidiary or is disposed of in a Disposition permitted by this Agreement, such Subsidiary shall be released as a Guarantor and its guaranty shall be automatically terminated; (ii) on the Covenant Modification Termination Date, each Guarantor (other than any Subsidiary that was a Guarantor prior to Amendment No. 2 Effective Date) that is not a guarantor on such date of any Material Credit Facilities, shall be released and its guaranty shall be automatically terminated; and (iii) if any Subsidiary that becomes a Guarantor under clause (a)(ii)(B) above is released as a guarantor under a Material Credit Facility and is no longer a guarantor under any Material Credit Facilities, such Subsidiary shall be released as a Guarantor and its guaranty shall be automatically terminated, and, in connection with any release under any of clause (i)¸ (ii), or (iii) above upon the written request of the Company, the Administrative Agent shall deliver to the Company evidence reasonably satisfactory to the Company of such release and termination; provided that the Loan Parties shall bear the sole cost and expense of any such release and termination and delivery of evidence of any such release and termination.”

(f)       Article VI of the Credit Agreement. Article VI of the Credit Agreement is hereby amended by adding the following new Section 6.14 at the end thereof:

“6.14 Lien Activation. Within 45 days (or such longer period of time acceptable to the Administrative Agent in its sole discretion) immediately following the date of the occurrence of a Guarantee and Lien Trigger Event, the Company shall, and shall cause each Domestic Subsidiary (other than an Excluded Subsidiary) that is a Material Subsidiary to grant a perfected first-priority continuing Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, on all of its Collateral to secure the Obligations by delivering to the Administrative Agent a security agreement, in substantially the form and substance reasonably satisfactory to the Administrative Agent (together with each other security agreement and security agreement supplement, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(a)     certificates and instruments representing the Security Collateral referred to herein accompanied by undated stock powers or instruments of transfer executed in blank;

(b)     proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;

(c)     certified copies of UCC lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Security Agreement or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted under Section 7.02);

(d)     favorable opinions of counsel to the Loan Parties (which shall cover, among other things, the legality, validity, binding effect, and enforceability of the documentation referred to in this Section 6.14), all in form, content and scope reasonably satisfactory to the Administrative Agent; and

(e)     evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken.

Each Loan Party, at the sole cost and expense of the Loan Parties, shall promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Collateral Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the provisions of the Collateral Documents, (ii) to the fullest extent permitted by applicable law, subject the Collateral to the Liens in favor of the Administrative Agent (on behalf of the Secured Parties), (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent (on behalf of the Secured Parties) the rights now or hereafter granted to the Secured Parties under any Collateral Document or under any other instrument executed in connection with any Collateral Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Notwithstanding any other provision of this Agreement or any other Loan Document, (i) if any Collateral is Disposed of in a transaction permitted pursuant to Section 7.11 (other than in a Disposition to a Loan Party or a Domestic Subsidiary (other than an Excluded Subsidiary) that is a Material Subsidiary), any Lien on such Collateral granted to or held by the Administrative Agent (on behalf of the Secured Parties) under any Collateral Document shall be automatically released; (ii) if any Subsidiary is released as a Guarantor pursuant to Section 6.12(c), (A) such Subsidiary shall be automatically released from its obligations under any Collateral Document and (B) any Lien on any Collateral owned by such Subsidiary and granted to or held by the Administrative Agent (on behalf of the Secured Parties) under any Collateral Document shall be automatically released; and (iii) upon the occurrence of the Covenant Modification Period Termination Date, any Lien on the Collateral of any Loan Party granted to or held by the Administrative Agent (on behalf of the Secured Parties) under any

Collateral Document shall be released and any Loan Party that is a party to any Collateral Document shall be automatically released from its respective obligations thereunder (collectively, the “Release”) and, upon the written request of the Company, the Administrative Agent shall deliver to the Company evidence reasonably satisfactory to the Company of such Release; provided that the Loan Parties shall bear the sole cost and expense of the Release.”

(g)       Section 7.01 of the Credit Agreement. Section 7.01 of the Credit Agreement is hereby amended by deleting clause (c) in its entirety and substituting in lieu thereof the following:

“(c)     Non-Priority Indebtedness of Material Subsidiaries of the Company (other than Indebtedness permitted under Section 7.01(d)) not exceeding, (i) at any time during the Covenant Modification Period, 10% of Consolidated Net Worth in the aggregate, and (ii) at any time (other than during the Covenant Modification Period), 20% of Consolidated Net Worth in the aggregate; and”

(h)       Section 7.02 of the Credit Agreement. Section 7.02 of the Credit Agreement is hereby amended by deleting clause (a) in its entirety and substituting in lieu thereof the following:

“(a)     Liens securing Indebtedness for borrowed money not exceeding, together with the aggregate outstanding face amount of sales or discounting of notes or receivables permitted under Section 7.04(d), (i) at any time during the Covenant Modification Period, $200,000,000 in aggregate principal amount, and (ii) at any time (other than during the Covenant Modification Period), $100,000,000 in aggregate principal amount;”

(i)        Section 7.02 of the Credit Agreement. Section 7.02 of the Credit Agreement is hereby amended by deleting clause (c) in its entirety and substituting in lieu thereof the following:

“(c)     at any time (other than during the Covenant Modification Period), Liens securing Indebtedness under Permitted Accounts Receivable Financing Facilities or otherwise arising under transactions permitted pursuant to Section 7.04;”

(j)       Section 7.03 of the Credit Agreement. Section 7.03 of the Credit Agreement is hereby amended by deleting clause (b) in its entirety and substituting in lieu thereof the following clauses (b) and (c):

“(b)     The Company shall not, and shall not suffer or permit any of its Material Subsidiaries to, merge or consolidate with or into any Person, except (A) the Company may merge or consolidate with any other Person provided that the Company shall be the continuing or surviving corporation, and (B) any Material Subsidiary may merge or consolidate with any other Person provided that the Company or a Material Subsidiary shall be the continuing or surviving corporation; provided, further, that (1) if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving corporation, (2) no Default or Event of Default shall result from such merger or consolidation, and (3) except where a wholly-owned Subsidiary merges or consolidates with another wholly-owned Subsidiary or the Company, no Default or Event of Default shall exist prior to such merger or consolidation.

(c)     The Company shall not, and shall not suffer or permit its Subsidiaries to, convey, transfer, lease, or otherwise dispose of, whether in one transaction or in a series of transactions, (i) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to or in favor of any Person, or (ii) other than during the Covenant Modification Period, all or substantially all of the assets of the Company or the assets of any of its Material Subsidiaries to or in favor of any Person, except in the case of clause (ii), any Subsidiary of the Company may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another wholly-owned Subsidiary of the Company; provided that, in the event that any such Subsidiary that sells all or substantially all of its assets (upon voluntary liquidation or otherwise) to another wholly-owned Subsidiary of the Company is a Guarantor and such wholly-owned Subsidiary of the Company is not a Guarantor, then such wholly-owned Subsidiary shall guarantee the Obligations under this Agreement and the other Loan Documents pursuant to a guaranty agreement in form and substance reasonably satisfactory to the Administrative Agent.”

(k)       Section 7.04 of the Credit Agreement. Section 7.04 of the Credit Agreement is hereby amended by deleting reference to “Domestic Subsidiaries” appearing in the introductory clause thereto and substituting in lieu thereof with reference to “Domestic Subsidiaries and, during the Covenant Modification Period, its Foreign Subsidiaries”.

(l)       Section 7.04 of the Credit Agreement. Section 7.04 of the Credit Agreement is hereby amended by deleting clause (d) in its entirety and substituting in lieu thereof the following:

“(d)     sales or discounting of any other notes or receivables, the aggregate outstanding face amount of which does not exceed, together with the aggregate outstanding principal amount of secured Indebtedness permitted under Section 7.02(a), (i) at any time during the Covenant Modification Period, $200,000,000 in the aggregate, and (ii) at any time (other than during the Covenant Modification Period), $100,000,000 in the aggregate.”

(m)       Section 7.04 of the Credit Agreement. Section 7.04 of the Credit Agreement is hereby amended by deleting clause (c) in its entirety and substituting in lieu thereof the following:

“(c)     at any time (other than during the Covenant Modification Period), sales of accounts receivable under Permitted Accounts Receivable Financing Facilities; and”

(n)       Section 7.05 of the Credit Agreement. Section 7.05 of the Credit Agreement is hereby amended by deleting Section 7.05 in its entirety and substituting in lieu thereof the following:

“7.05 Leverage Ratio. The Company shall not permit, as of the last day of each fiscal quarter beginning with the fourth fiscal quarter in 2017, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters ending on such date, (i) to be greater than 3.75 to 1.0 for any such date following the Covenant Modification Period Termination Date and (ii) to be greater than the ratio set forth below opposite such period for any such date prior to the Covenant Modification Period Termination Date:

Computation Period Ending	Maximum Leverage Ratio

For the fourth fiscal quarter in 2017:	4.50 to 1.0

For each fiscal quarter thereafter:	4.25 to 1.0

(o)       Article VII of the Credit Agreement. Article VII of the Credit Agreement is hereby amended by adding the following new Sections 7.11, 7.12 and 7.13 at the end thereof:

“7.11 Dispositions.     During the Covenant Modification Period, the Company shall not, and shall not permit any of its Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)       Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)       Dispositions of inventory or tooling in the ordinary course of business;

(c)       Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)       Dispositions by the Company or any Subsidiary to the Company, any Guarantor, or any Domestic Subsidiary (other than an Excluded Subsidiary) that is a Material Subsidiary;

(e)       Dispositions by a Loan Party or a Domestic Subsidiary (other than an Excluded Subsidiary) that is a Material Subsidiary to an Excluded Subsidiary; provided the aggregate amount of Dispositions made pursuant to this Section

7.11(e) during the Covenant Modification Period shall not exceed $50,000,000 plus the aggregate amount of Dispositions from Subsidiaries that are not Loan Parties to Loan Parties during the Covenant Modification Period;

(f)       Dispositions by a Domestic Subsidiary (other than an Excluded Subsidiary) that is not a Material Subsidiary to another Domestic Subsidiary (other than an Excluded Subsidiary) that is not a Material Subsidiary;

(g)       Dispositions by an Excluded Subsidiary to (i) another Excluded Subsidiary or (ii) a Domestic Subsidiary that is not a Material Subsidiary;

(h)       Dispositions by a Loan Party or a Domestic Subsidiary (other than an Excluded Subsidiary) that is a Material Subsidiary of Equity Interests in an Excluded Subsidiary to another Excluded Subsidiary, so long as such transferee is a direct or indirect Subsidiary of a Domestic Subsidiary (other than an Excluded Subsidiary) that is a Material Subsidiary;

(i)       Dispositions by the Company or a Domestic Subsidiary of intangible property that results in the transfer of such intangible property to an Excluded Subsidiary for cash or other adequate consideration as part of an internal group restructuring, business reorganization or business restructuring with respect to the non-U.S. operations or non-U.S group consistent with past practices;

(j)       Dispositions permitted by Section 7.03 or Section 7.04;

(k)       entering into licenses, sublicenses, leases and subleases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(l)       entering into (i) non-exclusive licenses of the intellectual property of the Company or any of its Subsidiaries and (ii) exclusive licenses of the intellectual property of the Company or any of its Subsidiaries, so long as either (A) any such exclusive license is exclusive to one or more specific jurisdictions outside the United States or (B) the intellectual property subject to any such exclusive license is not used by the licensees in any toy or consumer products business; and

(m)       Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 7.11; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this Section 7.11(m) shall not exceed 25% of Consolidated Net Worth in the aggregate at any time.”

“7.12 Restricted Payments.   During the Covenant Modification Period, the Company shall not, and shall not permit any of its Subsidiaries to, declare or make (without duplication), directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no

Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)       each Subsidiary may make Restricted Payments to the Company, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)       the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)       the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock;

(d)       with respect to an equity award granted pursuant to an equity incentive compensation plan to any current or former director, employee, independent contractor or other service provider, the Company or any of its Subsidiaries may (i) withhold Equity Interests to satisfy any applicable withholding tax obligations and (ii) on a cashless basis, withhold Equity Interests to satisfy any applicable exercise or purchase price; and

(e)       the Company may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it not exceeding an aggregate amount equal to $65,000,000 per fiscal quarter, plus any portion of any amount allowed to be paid or made pursuant to this Section 7.12(e) that is not used in the fiscal quarter for which it was permitted pursuant to this Section 7.12(e) may be carried over; provided that with respect to any fiscal quarter, such dividend, purchase, redemption, retirement or acquisition paid or made during such fiscal quarter shall be deemed to be made first with respect to the applicable limitation for such fiscal quarter and then with respect to any carry forward amount to the extent applicable.”

“7.13 Burdensome Agreements.   During the Covenant Modification Period, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contractual Obligation that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any Guarantor or to otherwise transfer property to the Company or any Guarantor, (ii) of any Subsidiary to guarantee the Indebtedness of the Company under this Agreement or any other Loan Document or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person under this Agreement or any other Loan Document; provided, however, that this Section 7.13 shall not prohibit encumbrances or restrictions existing under or by reason of (A) applicable law, (B) this Agreement or any other Loan Document, (C) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (D) customary provisions restricting subletting, subleasing, transferring, assignment, or transfer of any lease (or any subordination, non-disturbance and attornment agreement or similar agreement entered into in connection with such lease) governing any leasehold interest of the Company or any of its Subsidiaries, (E) customary provisions of any licensing agreements or other contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business, (F) restrictions on the Disposition of any asset pending the close of the Disposition of such asset, so long as either a condition to the Disposition of such asset is that the obligations under this Agreement and the other Loan Documents be paid in full or the Disposition of such asset is permitted under this Agreement and the other Loan Documents; provided such restrictions apply solely to the asset being disposed of or, if such Disposition is for the Equity Interests in a Subsidiary, the assets of such Subsidiary and its direct or indirect Subsidiaries, (G) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under this Agreement and the other Loan Documents and applicable solely to such joint venture (and its assets or Equity Interest issued by such Person), and (H) the Existing Indenture as in effect on the Amendment No. 2 Effective Date or any future indenture so long as the restrictions in any such indenture are not more restrictive than those in the Existing Indenture on the Amendment No. 2 Effective Date; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.”

(p)       Other Loan Documents.   From and after the Agreement Effective Date, each reference to the Credit Agreement in any Loan Document shall be a reference to the Credit Agreement, as amended by this Agreement, as the same may hereafter be further amended, amended and restated, supplemented or otherwise modified.

ARTICLE III

CONDITIONS PRECEDENT

3.01   Conditions to Effectiveness.   This Agreement is subject to the provisions of Section 10.01 of the Credit Agreement, and shall become effective, when, and only when, each of the following conditions shall have been satisfied:

(a)       Deliveries.   The Administrative Agent shall have received all of the following documents, each such document (unless otherwise specified) dated the Agreement Effective Date and, each in form and substance satisfactory to the Administrative Agent:

  (i)       Agreement.  Counterparts of this Agreement executed by the Company, the Administrative Agent and the Required Lenders; and

  (ii)     Officer’s Certificate.  A certificate executed by a Responsible Officer of the Company, dated as of the Agreement Effective Date, certifying that:

(A)     the representations and warranties of the Company contained in Article V (except the representation and warranty contained in Section 5.09) of the Amended Credit Agreement are true, correct and complete in all material respects (except, if such representation or warranty is qualified by materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true, correct and complete in all respects) on and as of such date, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true, correct and complete in all material respects (except, if such representation or warranty is qualified by materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true, correct and complete in all respects) as of such earlier date; and

(B)     no Default or Event of Default exists or would result from the effectiveness of this Agreement.

(b)       Consent Fee.   The Administrative Agent shall have received, for the ratable account of each Consenting Lender that has executed and delivered a counterpart hereof to the Administrative Agent on or prior to 3:00 p.m. Eastern Time on September 20, 2017 (the “Deadline”), a fee equal to 0.10% of such Lender’s undrawn Commitment and amount of outstanding Loans on the Agreement Effective Date (such fees, the “Consent Fees”). The Consent Fees shall be payable in U.S. dollars in immediately available funds as directed by the Administrative Agent. Once paid, no Consent Fees shall be refundable under any circumstances. For the avoidance of doubt, no Consent Fee shall be payable to any Lender that does not consent to this Agreement prior to the Deadline.

(c)       Fees, Costs and Expenses.   The Administrative Agent shall have received payment for the fees, costs and expenses required to be paid or reimbursed on or before the Agreement Effective Date pursuant to Section 5.04 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement, the Company hereby represents and warrants to the Administrative Agent and each Lender for itself and each of its Subsidiaries that on and as of the Agreement Effective Date after giving effect to this Agreement:

4.01     Due Authorization; No Conflict.   The execution, delivery and performance by the Company of this Agreement and the performance by the Company of this Agreement and the Amended Credit Agreement have been duly authorized by all necessary corporate or other organizational action of the Company, and do not and will not: (a) violate the Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, (b) violate any provision of law applicable to the Company, or any material order, judgment or decree of any court or other agency of government binding on the Company, the violation of which would result in a Material Adverse Effect, (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of the Company, (d) result in or require the creation or imposition of any material lien, security interest, charge or encumbrance of any nature whatsoever upon any of its material properties or assets, or (e) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company.

4.02     Enforceability.   Each of this Agreement and the Amended Credit Agreement constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

4.03     Credit Agreement Representations.   The representations and warranties of the Company contained in Article V (except the representation and warranty contained in Section 5.09) of the Amended Credit Agreement are true and correct in all material respects (except, if such representation or warranty is qualified by materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true and correct in all respects) on and as of the Agreement Effective Date with the same effect as if made on and as of such Agreement Effective Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (except, if such representation or warranty is qualified by materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true and correct in all respects) as of such earlier date).

4.04     No Default.   No Default or Event of Default has occurred and is continuing or resulted from the consummation of the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

5.01     Loan Document.   This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

5.02     Lender Consent.   For purposes of determining compliance with the conditions specified in Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Agreement Effective Date specifying its objection thereto.

5.03     Effect of Agreement.   (a) The Credit Agreement, as specifically amended or otherwise modified by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(b)       The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any

Lender or the Administrative Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

5.04     Fees, Costs and Expenses.   The Company agrees to pay (a) the fees set forth in that certain fee letter between the Company and Merrill Lynch Pierce, Fenner & Smith Incorporated dated September 14, 2017 and (b) the costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with and subject to the terms of Section 10.04 of the Credit Agreement.

5.05     Section Captions.   Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

5.06     Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

5.07     Severability.   The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

5.08     Certain Provisions.   The provisions of Sections 10.14 and 10.15 of the Credit Agreement are hereby incorporated by reference.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COMPANY:		MATTEL, INC.

	By:	/s/ Mandana Sadigh
	Name:	Mandana Sadigh
	Title:	Senior Vice President & Treasurer

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as the Administrative Agent

By: /s/ Kelly Weaver
Name: Kelly Weaver
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By: /s/ J. Casey Cosgrove
Name: J. Casey Cosgrove
Title: Director

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

CITIBANK, N.A., as a Lender

By: /s/ John Van Brederode
Name: John Van Brederode
Title: Vice President

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

WELLS FARGO BANK, N.A., as a Lender

By: /s/ Maribelle Villaseñor
Name: Maribelle Villaseñor
Title: Director

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

MIZUHO BANK, LTD., as a Lender

By: /s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Authorized Signatory

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

MUFG UNION BANK, N.A., as a Lender

By: /s/ Lauren Hom
Name: Lauren Hom
Title: Director

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

ROYAL BANK OF CANADA, as a Lender

By: /s/ Gordon MacArthur
Name:	Gordon MacArthur
Title:	Authorized Signatory

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By: /s/ Aleem Shamji
Name: Aleem Shamji
Title: Director

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

MORGAN STANLEY BANK, N.A., as a Lender

By: /s/ Jonathan Kerner
Name: Jonathan Kerner
Title: Authorized Signatory

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Sr. Vice President

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

MANUFACTURERS & TRADERS TRUST COMPANY, as a Lender

By: Lauren Ferranti
Name: Lauren Ferranti
Title: Vice President

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

THE BANK OF NOVA SCOTIA, as a Lender
By: /s/ Michael Grad
Name: Michael Grad
Title: Director

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By: /s/ Glenn Leyrer
Name: Glenn Leyrer
Title: Vice President

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

BRANCH BANKING AND TRUST COMPANY, as a Lender
By: /s/ Jim Wright
Name: Jim Wright
Title: Assistant Vice President

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

DBS BANK LTD., as a Lender
By: /s/ Yeo How Ngee
Name: Yeo How Ngee
Title: Managing Director

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

SOCIÉTÉ GÉNÉRALE, as a Lender
By: /s/ Richard Bernal
Name:	Richard Bernal
Title:	Managing Director

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Signature Page

EXHIBIT A TO

AMENDMENT NO. 2

SCHEDULE 5.03

MATERIAL SUBSIDIARIES OF THE COMPANY

Entity Name	Jurisdiction of Organization	Owner(s)	Voting Securities Held	Domestic or Excluded Subsidiary
American Girl, LLC	Delaware	Mattel, Inc.	100%	Domestic Subsidiary
American Girl Brands, LLC	Delaware	Mattel, Inc.	100%	Domestic Subsidiary
Fisher-Price, Inc.	Delaware	Mattel, Inc.	100%	Domestic Subsidiary
Mattel Asia Pacific Sourcing Limited	Hong Kong	Mattel Overseas Operations Ltd.	100%	Excluded Subsidiary
Mattel Europa B.V.	The Netherlands	Mattel Overseas Operations Ltd.	100%	Excluded Subsidiary
Mattel Europe Holdings B.V.	The Netherlands	Mattel Europe Marketing B.V.	100%	Excluded Subsidiary
Mattel Europe Marketing B.V.	The Netherlands	Mattel Marketing Holdings Pte. Ltd.	100%	Excluded Subsidiary
Mattel Finance, Inc.	Delaware	Mattel Investment, Inc.	100%	Domestic Subsidiary
Mattel Foreign Holdings, Ltd.	Bermuda	Mattel Overseas, Inc.	100%	Excluded Subsidiary
Mattel International Finance B.V.	The Netherlands	Mattel Foreign Holdings Ltd.	100%	Excluded Subsidiary
Mattel International Holdings B.V.	The Netherlands	Mattel, Inc.	100%	Excluded Subsidiary
Mattel Investment, Inc.	Delaware	Mattel, Inc.	100%	Domestic Subsidiary
Mattel Marketing Holdings Pte. Ltd.	Singapore	Mattel International Holdings B.V.	77%	Excluded Subsidiary
		Mattel Foreign Holdings Ltd.	23%
Mattel Overseas Operations Ltd.	Bermuda	Mattel Europe Marketing B.V.	65.04%	Excluded Subsidiary
		Mattel Foreign Holdings Ltd.	34.96%
Mattel Overseas, Inc.	California	Mattel, Inc.	100%	Domestic Subsidiary[1]
Mattel Sales Corp.	California	Mattel, Inc.	100%	Domestic Subsidiary
Mattel UK Holdings Ltd.	United Kingdom	Mattel Europe Holdings B.V.	100%	Excluded Subsidiary

1 This entity is currently a domestic subsidiary but may become a FSHCO either before or shortly after closing.

Mattel, Inc.

Amendment No. 2 to Seventh Amended and Restated Credit Agreement

Exhibit A